UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☒ Soliciting Material Pursuant to §240.14a-12

RENAL CARE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contact:	Terry L. Proveaux
Director of Investor Relations
615.497.1705
tproveaux@renalcaregroup.com

RENAL CARE GROUP TO ACQUIRE
PREFERRED MEDICAL GROUP DIALYSIS FACILITIES

Nashville, Tennessee, (May 16, 2005) — Renal Care Group, Inc. (NYSE:RCI) today announced that it has signed definitive agreements to acquire the dialysis facilities managed by Preferred Medical Group. Through the acquisition of Preferred Medical Group, Renal Care Group will add approximately 900 patients in 14 outpatient dialysis facilities located in Georgia and Florida. Terms of the transaction, which is expected to close on June 1, 2005, were not disclosed.

     Gary Brukardt, president and chief executive officer of Renal Care Group, said, “We are pleased to be able to add Preferred Medical Group’s facilities to our base. We were working on this acquisition before the announcement that Renal Care Group is to be acquired by Fresenius Medical Care. We welcome the patients, associates and affiliated physicians of Preferred Medical Group and we look forward to working together to continuously improve clinical outcomes on behalf of the patients entrusted to our care.”

     Don Holton, chairman of the Preferred Medical Group of Companies, commented, “We are pleased that the acquisition by Renal Care Group has moved ahead, notwithstanding the pending transaction with Fresenius Medical Care. Renal Care Group shares our commitment to improving the quality of life for patients with chronic kidney disease through the delivery of optimal care.”

     Renal Care Group, Inc. is a specialized dialysis services company that provides care to patients with kidney disease. The Company serves over 30,400 patients at more than 425 owned outpatient dialysis facilities, in addition to providing acute dialysis services at more than 210 hospitals. Over 8,900 associates provide services across the Company’s 34-state network. More information about Renal Care Group, Inc. can be found at www.renalcaregroup.com.

     Additional Information

     Renal Care Group will promptly file with the SEC a current report on Form 8-K, which will include the merger agreement and related documents. The proxy statement that Renal Care Group plans to file with the SEC and mail to its shareholders will contain information about Renal Care Group, Fresenius Medical Care, the proposed merger and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the merger. In addition to receiving the proxy statement and proxy card by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Renal Care Group, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from Renal Care Group. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Renal Care Group.

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RCU to Acquire PMG
Page Two
May 16, 2004

     Renal Care Group and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Renal Care Group’s shareholders with respect to the proposed merger. Fresenius Medical Care AG may also be deemed a participant in such solicitation. Information regarding Renal Care Group’s executive officers and directors is available in Renal Care Group’s proxy statement, dated April 28, 2005, for its 2005 annual meeting of shareholders. Information regarding any interests that Renal Care Group’s executive officers and directors may have in the transaction with Fresenius Medical Care will be set forth in the proxy statement that Renal Care Group intends to file with the SEC in connection with the proposed merger.

     Certain statements in this press release, particularly those of Mr. Brukardt and statements about the combined operations of Renal Care Group and Fresenius Medical Care, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are usually preceded by words like believe, expect, plan, intend, will and the like, include statements regarding the transaction with Fresenius Medical Care and any other statements that necessarily depend on future events. These forward-looking statements reflect management’s expectations and are based upon currently available information. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Renal Care Group to differ materially from those expressed in or implied by the forward-looking statements, including risks related to: the consummation of the transaction between Renal Care Group and Fresenius Medical Care, the dependence of our profits on the services we provide to a small portion of our patients with private insurance; changes in the Medicare and Medicaid programs; changes in the health care delivery, financing or reimbursement systems; risks related to the drug Epogen (EPO); compliance with health care and other applicable laws; and dependence on executive officers. These and other factors affecting the Company are discussed in more detail in Renal Care Group’s reports filed with the Securities and Exchange Commission, including without limitation Renal Care Group’s most recent annual report on Form 10-K and any quarterly reports on Form 10-Q filed after that annual report. Copies of these filings are available from Renal Care Group upon request.

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